ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-132747 Dated January 9, 2008

Yield Optimization Notes with Contingent Protection

Enhanced Income Strategies for Equity Investors

UBS AG $•   Notes linked to the common stock of Costco Wholesale Corp. due on or about January 30, 2009
UBS AG $•   Notes linked to the common stock of EMC Corp. due on or about January 30, 2009
UBS AG $•   Notes linked to the common stock of Schering-Plough Corp. due on or about January 30, 2009
UBS AG $•   Notes linked to the common stock of Yahoo! Inc. due on or about January 30, 2009

Investment Description

Yield Optimization Notes with Contingent Protection (the ”Notes”) are notes issued by UBS AG (”UBS”) linked to the performance of the common stock of a specific company (the ”underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the applicable underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the applicable underlying stock (subject to adjustments in the case of certain corporate events described in the accompanying YONCP product supplement under "General Terms of the Notes — Antidilution Adjustments") for each of your Notes if the closing price of the applicable underlying stock falls below the specified trigger price on any trading day during the observation period. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal.

Features
☐	Enhanced coupon payments are made regardless of the performance of the applicable underlying stock and are designed to compensate you for the fact that the Notes are not fully principal protected and that you could lose some or all of your principal.
☐	Contingent protection feature protects your principal only if the closing price of the applicable underlying stock never falls below the trigger price during the observation period and you hold the Notes to maturity:
♦	If the closing price of the applicable underlying stock never falls below the trigger price, at maturity you will receive a cash payment equal to your principal amount. You will not participate in any appreciation of the applicable underlying stock at maturity.
♦	If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, at maturity you will receive one share of the applicable underlying stock for each of your Notes. If you receive shares of the applicable underlying stock at maturity, they may be worth less (or more) than your principal or may be worthless.

Key Dates*

Trade Date	January 25, 2008
Settlement Date	January 31, 2008
Coupon Payment Dates	April 30, 2008, July 31, 2008 October 31, 2008, January 30, 2009
Final Valuation Date	January 27, 2009
Maturity Date	January 30, 2009
*	The Notes are expected to price on or about January 25, 2008 and settle on or about January 31, 2008. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.

Note Offerings

These terms relate to four separate Notes we are offering. Each of the four Notes is linked to the common stock of a different company, and each of the four Notes has a different coupon rate, initial price and trigger price. The Coupon rate, initial price and trigger price for each Note will be set on the trade date. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon per annum*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Costco Wholesale Corp.	8.45% to 9.70%	•	•	902623164	US9026231640
Common stock of EMC Corp.	11.00% to 12.25%	•	•	902623180	US9026231806
Common stock of Schering-Plough Corp.	8.75% to 10.00%	•	•	902623172	US9026231723
Common stock of Yahoo! Inc.	11.35% to 12.60%	•	•	902623198	US9026231988
*	Paid quarterly in arrears in four equal installments.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-9 of the product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they may be worth less (or more) than your principal or may be worthless.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Costco Wholesale Corp. Per Note	•	100%	•	2.00%	•	98.00%
EMC Corp. Per Note	•	100%	•	2.00%	•	98.00%
Schering-Plough Corp. Per Note	•	100%	•	2.00%	•	98.00%
Yahoo! Inc. Per Note	•	100%	•	2.00%	•	98.00%

UBS Investment Bank	UBS Financial Services Inc.

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the Notes, which we refer to as the “YONCP product supplement”) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	YONCP product supplement dated January 4, 2008:

http://www.sec.gov/Archives/edgar/data/1114446/000139340108000013/v097940_69094-424b2.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to four different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated January 4, 2008, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Common Terms for Each Offering of the Notes

Issuer	UBS AG, Jersey Branch
Principal Amount per Note	Equal to the initial price (as defined below) of the applicable underlying stock
Term	1 Year(1)
Coupon Payment	Coupon payment paid quarterly in arrears, regardless of the performance of the applicable underlying stock, as specified on the first page of this free writing prospectus
Payment at Maturity (per Note)

➢

If the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period, at maturity we will pay you an amount in cash equal to your principal amount.

➢

If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, at maturity we will deliver to you one share of the applicable underlying stock for each Note you own.

Each Note is not fully principal protected. The shares you may receive at maturity could be worth less than your principal or may be worthless.
Closing Price	On any trading day, the last reported sale price of the applicable underlying stock on the principal national securities exchange on which it is listed for trading
Initial Price	The closing price of the applicable underlying stock on the trade date
Trigger Price	65% of the initial price
Observation Period	The period starting on, and including, the trade date and ending on, and including, the final valuation date

Determining Payment at Maturity for Each Offering of the Notes

You will receive one share of the applicable underlying stock for each Note you own.

♦	If the market price of the applicable underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.
♦	If the market price of the applicable underlying stock on the maturity date is greater than the initial price, the shares you receive at maturity will be worth more than the principal amount of your Notes.

Your Notes are not fully principal protected. The shares you may receive at maturity could be worth less than your principal or may be worthless.

(1)	In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes is one year.

Investor Suitability

The securities may be suitable for you if:

♦	You have a moderate to high risk tolerance.
♦	You are willing to receive shares of the applicable underlying stock at maturity that may be worth less than your principal or may be worthless.
♦	You believe the market price of the applicable underlying stock is not likely to appreciate by more than the value of the coupons paid on the Notes.
♦	You believe the closing price of the applicable underlying stock is not likely to fall below the trigger price at any time during the observation period.
♦	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable underlying stock.
♦	You are willing to accept the risk of fluctuations in the market price of the applicable underlying stock.
♦	You are willing to invest in the applicable Note based on the anticipated coupon range (the actual coupon rate will be determined on the trade date).
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

The securities may not be suitable for you if:

♦	You seek an investment that is 100% principal protected.
♦	You are not willing to receive shares of the applicable underlying stock at maturity.
♦	You believe the market price of the applicable underlying stock is likely to appreciate by more than the value of the coupons paid on the Notes.
♦	You believe the closing price of the applicable underlying stock is likely to fall below the trigger price during the observation period.
♦	You are not willing to accept the risks of owning equities in general and the applicable underlying stock in particular.
♦	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You are unable or unwilling to hold the Notes to maturity.
♦	You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of an investment in the Notes are uncertain, and there is no direct legal authority as to the proper tax treatment of the Notes. Pursuant to the terms of the Notes and subject to the discussion in the YONCP product supplement under “Supplemental U.S. Tax Considerations,” we and, by purchasing the Notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat a Note for all U.S. federal income tax purposes as a unit consisting of (1) an option written by you to us (the “option”) to enter into a forward contract to acquire the applicable underlying stock (the “forward contract”) that is secured by (2) a debt instrument with a principal amount equal to the principal amount of the Note (the “debt instrument”). The option will be deemed to have been exercised if the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period. Under this treatment, the coupon payments on the Notes will be treated in part as payments of interest on the debt instrument and in part as payments on the option (the “option premium”). The terms of your Notes will require you and us (i) to treat the debt instrument as providing for interest payments and the option as providing for option premium, in each case payable quarterly at percentages to be determined on the trade date, based on our comparable cost of borrowing (in the case of the debt instrument) and the amount by which the Coupon per annum exceeds our comparable cost of borrowing (in the case of the option premium), and (ii) if you are purchasing the Notes in the initial issuance at their “issue price,” to treat 100% of your purchase price for the Notes as allocated to the debt instrument.

Offerings	Coupon per Annum*	Debt Instrument Interest Rate per Annum*	Option Premium per Annum*
Costco Linked Notes	8.45% to 9.70%	• %	• %
EMC Linked Notes	11.00% to 12.25%	• %	• %
Schering Linked Notes	8.75% to 10.00%	• %	• %
Yahoo Linked Notes	11.35% to 12.60%	• %	• %

* To be determined at the time of pricing on the trade date.

Summary of Tax Consequences Described in YONCP Product Supplement. Assuming the tax treatment described above is respected, the tax consequences to a U.S. holder and a non-U.S. holder (each as defined in the YONCP product supplement) are described in the sections of the YONCP product supplement entitled “Supplemental U.S. Tax Considerations—Tax Consequences to U.S. Holders—Notes with a Term of More Than One Year” and “Supplemental U.S. Tax Considerations—Tax Consequences to Non-U.S. Holders,” respectively. Briefly, as described therein, the portion of the coupon payments treated as interest on the debt instrument generally will be ordinary interest income when accrued or received, in accordance with your regular method of accounting. The portion treated as option premium will not be included in income until the sale, exchange or retirement (including at maturity) of your Notes. At maturity, if you receive cash equal to your principal amount (plus the final coupon), the aggregate amount of option premium will be treated as a short-term capital gain. If you receive the applicable underlying stock, you will not recognize gain or loss with respect to your receipt of the stock (although you will recognize capital gain or loss with respect to any cash received in lieu of fractional shares), and your basis in the stock will be the principal amount of your Notes, reduced by the aggregate amount of option premium received. If you are a secondary purchaser of your Notes (i.e., you do not purchase your Notes in the initial offering at the “issue price”), you should read the subsection entitled “Tax Consequences to Secondary Purchasers of the Notes” and the subsections following it under the section of the YONCP product supplement entitled “Supplemental U.S. Tax Considerations—Tax Consequences to U.S. Holders—Notes with a Term of More Than One Year” and consult your tax advisor.

If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Notes, the timing and/or character of income on the Notes might differ materially. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or the courts will agree with the tax treatment described herein.

In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on a number of possible U.S. federal income tax treatments for “prepaid forward contracts” and similar instruments. While it is not entirely clear whether instruments such as the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences for both U.S. holders and non-U.S. holders of ownership and disposition of the Notes, possibly on a retroactive basis.

You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of owning and disposing of the Notes (including possible alternative characterizations in general and the possible impact of the aforementioned notice in particular), as well as any consequences under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss of Contingent Protection — Your principal will be protected only if the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period and the Notes are held to maturity. If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that a stock could fall below its trigger price over the term of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.
♦	Single Stock Risk — The price of the applicable underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.
♦	Owning the Notes is not the same as owning the applicable underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying stock over the term of your Notes. Furthermore, the applicable underlying stock may appreciate substantially during the observation period and you will not participate in such appreciation unless the closing price of the applicable underlying stock falls below the trigger price at least once during the observation period. Moreover, you will only participate in the appreciation in these circumstances if the market price of the applicable underlying stock on the maturity date is greater than the initial price.
♦	Credit of UBS — An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.
♦	Price prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the applicable underlying stock and the expected price volatility of the applicable underlying stock, the dividend rate on the applicable underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.
♦	Impact of fees on secondary market prices — Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on market price of underlying stock — Trading or transactions by UBS or its affiliates in the applicable underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable underlying stock may adversely affect the market price of the applicable underlying stock and, therefore, the market value of your Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the applicable underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the closing price on any trading day has fallen below the applicable trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have recently published research or other opinions that may be inconsistent with the investment view implicit in each of the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.
♦	Antidilution adjustments — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the applicable underlying stock that may be delivered for certain corporate events affecting the applicable underlying stock its repsective issuer, such as stock splits and stock dividends, and certain other actions involving the applicable underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable underlying stock. If an event occurs that does not require the calculation agent to adjust the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” on page PS-30 of the YONCP product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price of the applicable underlying stock:	$50.00 per share
Trigger price:	$32.50 (65% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock**:	1%
*	Actual coupon and terms for each Note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Scenario #1: The closing price of the stock never falls below the trigger price of $32.50 during the observation period.

Since the closing price of the underlying stock did not fall below the trigger price of $32.50 on any trading day during the observation period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the stock if the price appreciation of the stock (plus dividends, if any) is less than 10%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the stock):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 1% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 31% (including dividends).

If the closing price of the underlying stock on the final valuation date is $40.00 (a decline of 20%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is a loss of 19% (including dividends).

Scenario #2: The closing price of the stock falls below the trigger price of $32.50 during the observation period.

Since the closing price of the underlying stock fell below the trigger price of $32.50 on one or more trading days during the observation period, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the final valuation date is $30.00 (a decline of 40%):

Value of share received:	$30.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$35.00
Total return on the Notes:	-30%

In this example, the total return on the Notes is a loss of 30% while the total return on the stock is a loss of 39% (including dividends).

If the closing price on the final valuation date is $42.00 (a decline of 16%):

Value of share received:	$42.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$47.00
Total return on the Notes:	-6%

In this example, the total return on the Notes is a loss of 6% while the total return on the stock is a loss of 15% (including dividends).

If the closing price on the final valuation date is $55.00 (an increase of 10%):

Value of share received:	$55.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$60.00
Total return on the Notes:	20%

In this example, the total return on the Notes is 20% while the total return on the stock is 11% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price:	$50.00 per share
Trigger price:	$32.50 (65% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock**:	1%
*	Actual coupon and terms for each Note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Underlying Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Stock Price(3)	Stock Price Return	Total Return at Maturity(4)	Payment at Maturity	Total Return at Maturity(5)	Payment at Maturity(6)	Total Return at Maturity
$75.00	50%	51%	$55.00	10%	$80.00	60%
$72.50	45%	46%	$55.00	10%	$77.50	55%
$70.00	40%	41%	$55.00	10%	$75.00	50%
$67.50	35%	36%	$55.00	10%	$72.50	45%
$65.00	30%	31%	$55.00	10%	$70.00	40%
$62.50	25%	26%	$55.00	10%	$67.50	35%
$60.00	20%	21%	$55.00	10%	$65.00	30%
$57.50	15%	16%	$55.00	10%	$62.50	25%
$55.00	10%	11%	$55.00	10%	$60.00	20%
$52.50	5%	6%	$55.00	10%	$57.50	15%
$50.00	0%	1%	$55.00	10%	$55.00	10%
$47.50	-5%	-4%	$55.00	10%	$52.50	5%
$45.00	-10%	-9%	$55.00	10%	$50.00	0%
$42.50	-15%	-14%	$55.00	10%	$47.50	-5%
$40.00	-20%	-19%	$55.00	10%	$45.00	-10%
$37.50	-25%	-24%	$55.00	10%	$42.50	-15%
$35.00	-30%	-29%	$55.00	10%	$40.00	-20%
$32.50	-35%	-34%	$55.00	10%	$37.50	-25%
$30.00	-40%	-39%	n/a	n/a	$35.00	-30%
$27.50	-45%	-44%	n/a	n/a	$32.50	-35%
$25.00	-50%	-49%	n/a	n/a	$30.00	-40%
$22.50	-55%	-54%	n/a	n/a	$27.50	-45%
(1)	A trigger event does not occur if the closing price of the underlying stock never falls below the trigger price on any trading day during the observation period.
(2)	A trigger event occurs if the closing price of the underlying stock falls below the trigger price on at least one trading day during the observation period.
(3)	The Final Stock Price is as of the Final Valuation Date.
(4)	The total return at maturity on the underlying stock includes a 1% cash dividend payment.
(5)	The total return at maturity on the Notes includes coupon payments.
(6)	Payment will consist, in part, of underlying stock valued as of the Final Valuation Date.
Information about the Underlying Stocks

Included on the following pages is a brief description of the underlying issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2003, 2004, 2005, 2006 and 2007. Partial data is provided for the first calendar quarter of 2008. We obtained the closing price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Costco Wholesale Corp.

According to publicly available information, Costco Wholesale Corp. (“Costco”) operates membership warehouses, which offer a selection of branded and private label products in a range of merchandise categories in no-frills, self-service warehouse facilities. Information filed by Costco with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-20355, or its CIK Code: 0000909832. Costco’s website is http://www.costco.com. Costco’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “COST.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Costco’s common stock, based on daily closing prices on the primary exchange for Costco, as reported by Bloomberg L.P. Costco’s market price on January 8, 2008 was $64.94. The actual initial price will be the closing price of Costco’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$31.23	$28.08	$30.03
4/1/2003	6/30/2003	$37.47	$30.41	$36.60
7/1/2003	9/30/2003	$37.15	$28.89	$31.08
10/1/2003	12/31/2003	$37.27	$31.94	$37.18
1/2/2004	3/31/2004	$39.99	$36.05	$37.56
4/1/2004	6/30/2004	$42.85	$35.55	$41.07
7/1/2004	9/30/2004	$42.40	$39.74	$41.56
10/1/2004	12/31/2004	$49.74	$42.93	$48.41
1/3/2005	3/31/2005	$49.14	$43.23	$44.18
4/1/2005	6/30/2005	$46.89	$40.17	$44.82
7/1/2005	9/30/2005	$46.53	$41.35	$43.09
10/3/2005	12/30/2005	$50.75	$42.91	$49.47
1/3/2006	3/31/2006	$56.00	$48.72	$54.16
4/3/2006	6/30/2006	$57.20	$52.29	$57.13
7/3/2006	9/29/2006	$57.58	$46.79	$49.68
10/2/2006	12/29/2006	$54.43	$49.48	$52.87
1/3/2007	3/30/2007	$58.28	$52.53	$53.84
4/2/2007	6/29/2007	$58.52	$53.14	$58.52
7/2/2007	9/28/2007	$64.95	$57.00	$61.37
10/1/2007	12/31/2007	$71.83	$61.92	$69.76
1/2/2008*	1/8/2008*	$68.14*	$64.94*	$64.94*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through January 8, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of Costco’s common stock from December 31, 1997 through January 8, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 65% of the closing price on January 8, 2008. The actual trigger price will be based on the closing price of Costco’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

EMC Corp.

According to publicly available information, EMC Corp. (“EMC”) engages in the development, delivery and support of information infrastructure technologies and solutions worldwide. Information filed by EMC with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09853, or its CIK Code: 0000790070. EMC’s website is http://www.emc.com. EMC’s common stock is listed on the New York Stock Exchange under the ticker symbol “EMC.”

Historical Information

The following table sets forth the quarterly high and low closing prices for EMC’s common stock, based on daily closing prices on the primary exchange for EMC, as reported by Bloomberg L.P. EMC’s closing price on January 8, 2008 was $16.08. The actual initial price will be the closing price of EMC’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$8.50	$6.35	$7.23
4/1/2003	6/30/2003	$11.00	$7.39	$10.47
7/1/2003	9/30/2003	$13.93	$9.80	$12.63
10/1/2003	12/31/2003	$14.49	$12.26	$12.92
1/2/2004	3/31/2004	$15.59	$12.29	$13.61
4/1/2004	6/30/2004	$13.50	$10.15	$11.40
7/1/2004	9/30/2004	$11.54	$9.37	$11.54
10/1/2004	12/31/2004	$14.87	$11.88	$14.87
1/3/2005	3/31/2005	$14.73	$11.98	$12.32
4/1/2005	6/30/2005	$14.79	$11.47	$13.71
7/1/2005	9/30/2005	$14.73	$12.38	$12.94
10/3/2005	12/30/2005	$14.30	$12.84	$13.62
1/3/2006	3/31/2006	$14.58	$13.17	$13.63
4/3/2006	6/30/2006	$13.87	$10.93	$10.97
7/3/2006	9/29/2006	$11.98	$9.65	$11.98
10/2/2006	12/29/2006	$13.58	$12.09	$13.20
1/3/2007	3/30/2007	$14.79	$12.93	$13.85
4/2/2007	6/29/2007	$18.10	$14.09	$18.10
7/2/2007	9/28/2007	$20.91	$17.72	$20.80
10/1/2007	12/31/2007	$25.39	$17.37	$18.53
1/2/2008*	1/8/2008*	$18.02*	$16.04*	$16.08*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through January 8, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of EMC’s common stock from December 31, 1997 through January 8, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 65% of the closing price on January 8, 2008. The actual trigger price will be based on the closing price of EMC’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Schering-Plough Corp.

According to publicly available information, Schering-Plough Corp. (“Schering”) engages in the discovery, development, manufacture and marketing of medical therapies and treatments worldwide. Information filed by Schering with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06571, or its CIK Code: 0000310158. Schering’s website is http://www.sch-plough.com. Schering’s common stock is listed on the New York Stock Exchange under the ticker symbol “SGP.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Schering’s common stock, based on daily closing prices on the primary exchange for Schering, as reported by Bloomberg L.P. Schering’s closing price on January 8, 2008 was $26.81. The actual initial price will be the closing price of Schering’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$23.68	$15.45	$17.83
4/1/2003	6/30/2003	$20.47	$16.82	$18.60
7/1/2003	9/30/2003	$19.35	$14.95	$15.24
10/1/2003	12/31/2003	$17.39	$14.52	$17.39
1/2/2004	3/31/2004	$18.97	$15.96	$16.22
4/1/2004	6/30/2004	$18.70	$16.10	$18.48
7/1/2004	9/30/2004	$19.98	$17.55	$19.06
10/1/2004	12/31/2004	$21.12	$16.72	$20.88
1/3/2005	3/31/2005	$21.41	$17.68	$18.15
4/1/2005	6/30/2005	$20.94	$18.50	$19.06
7/1/2005	9/30/2005	$22.45	$18.48	$21.05
10/3/2005	12/30/2005	$21.76	$19.05	$20.85
1/3/2006	3/31/2006	$20.93	$18.00	$18.99
4/3/2006	6/30/2006	$20.10	$18.25	$19.03
7/3/2006	9/29/2006	$22.09	$18.60	$22.09
10/2/2006	12/29/2006	$23.90	$21.25	$23.64
1/3/2007	3/30/2007	$25.51	$22.75	$25.51
4/2/2007	6/29/2007	$33.34	$25.57	$30.44
7/2/2007	9/28/2007	$32.83	$27.26	$31.63
10/1/2007	12/31/2007	$32.94	$26.20	$26.64
1/2/2008*	1/8/2008*	$26.81*	$25.56*	$26.81*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through January 8, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of Schering’s common stock from December 31,1997 through January 8, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 65% of the closing price on January 8, 2008. The actual trigger price will be based on the closing price of Schering’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Yahoo! Inc.

According to publicly available information, Yahoo! Inc. (“Yahoo”) provides internet services to users and businesses worldwide. It offers online properties and services to users, as well as various tools and marketing solutions to businesses. Information filed by Yahoo with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-28018, or its CIK Code: 0001011006. Yahoo’s website is http://www.yahoo.com. Yahoo’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “YHOO.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Yahoo’s common stock, based on daily closing prices on the primary exchange for Yahoo, as reported by Bloomberg L.P. Yahoo’s closing price on January 8, 2008 was $22.50. The actual initial price will be the closing price of Yahoo’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$12.38	$8.77	$12.01
4/1/2003	6/30/2003	$16.48	$11.39	$16.38
7/1/2003	9/30/2003	$18.93	$14.45	$17.69
10/1/2003	12/31/2003	$22.59	$18.19	$22.59
1/2/2004	3/31/2004	$24.87	$20.83	$24.30
4/1/2004	6/30/2004	$36.33	$24.18	$36.33
7/1/2004	9/30/2004	$34.38	$25.69	$33.91
10/1/2004	12/31/2004	$39.14	$34.05	$37.68
1/3/2005	3/31/2005	$38.26	$30.87	$33.90
4/1/2005	6/30/2005	$38.53	$32.45	$34.65
7/1/2005	9/30/2005	$37.73	$31.97	$33.84
10/3/2005	12/30/2005	$42.50	$33.37	$39.18
1/3/2006	3/31/2006	$43.42	$30.07	$32.26
4/3/2006	6/30/2006	$33.53	$29.00	$33.00
7/3/2006	9/29/2006	$33.38	$24.65	$25.28
10/2/2006	12/29/2006	$28.49	$23.04	$25.54
1/3/2007	3/30/2007	$32.10	$26.96	$31.29
4/2/2007	6/29/2007	$32.09	$26.86	$27.13
7/2/2007	9/28/2007	$27.50	$22.52	$26.84
10/1/2007	12/31/2007	$33.63	$23.02	$23.26
1/2/2008*	1/8/2008*	$23.84*	$21.74*	$22.50*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through January 8, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of Yahoo’s common stock from December 31, 1997 through January 8, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 65% of the closing price on January 8, 2008. The actual trigger price will be based on the closing price of Yahoo’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2007 (unaudited)	CHF	USD
	(in millions)
Debt
Short term debts issued(1)	230,869	198,310
Long term debt issued(1)	191,385	164,395
Total Debt issued(1)	422,254	362,705
Minority Interest(2)	6,160	5,291
Shareholders' equity	48,229	41,427
Total capitalization	476,643	409,424
(1)	includes Money Market Paper and Medium Term Notes as per Balance sheet position based on remaining maturities (split in short and long term is available only quarterly)
(2)	includes Trust preferred securities

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.85897 (the exchange rate in effect as of September 30, 2007).

Supplemental Plan of Distribution

We expect to deliver each offering of the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.